Exhibit 10.12

Execution Copy

THE SECURITIES REPRESENTED BY THIS INSTRUMENT WERE ORIGINALLY ISSUED ON MARCH 4, 2004, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAW.

WARRANT
AND REPURCHASE AGREEMENT

Date of Issuance: March 4, 2004	Certificate No. W-3

FOR VALUE RECEIVED, Sparhawk Laboratories, Inc., a Missouri corporation (the “Company”), hereby grants to Chemdex, Inc., a Kansas corporation (the “Purchaser”) (the Purchaser is also referred to herein as the “Holder”), the right to purchase from the Company sixty-nine (69) units of the Warrant Equity, subject to adjustment as provided below, at a price per unit of $1.00 (as adjusted from time to time hereunder, the “Exercise Price”).  This Warrant and Repurchase Agreement (the “Warrant”) is issued pursuant to an Investor Representation Letter, dated as of March 4, 2004 (the “Purchase Agreement”), between the Company and the Purchaser.

The amount and kind of securities obtainable pursuant to the rights granted hereunder and the purchase price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant.

This Warrant is subject to the following provisions:

Section 1.              Exercise of Warrant.

1A.          Exercise Period; Expiration Date.

(i)            The Holder may exercise, in whole or in part, the purchase rights represented by this Warrant at any time and from time to time beginning on the day after the fifth anniversary of the Date of Issuance (unless the Warrant expires prior to such date as provided in Section 1A(ii) hereof) to and including (if later) the Expiration Date (the “Exercise Period”).  If the Warrant has not expired prior to the day after the fifth anniversary of the Date of Issuance, then thereafter the Company shall give the Holder written notice of the expiration of the Exercise Period at least 30 days but not more than 90 days prior to the end of the Exercise Period.

(ii)           This Warrant shall expire on the earlier of (i)  the tenth anniversary of the Date of Issuance or (ii)  the date on which all principal, interest, premiums (if any) and other amounts due in respect of the Unsecured Subordinated Note have been paid in full (the “Expiration Date”), even if the Expiration Date precedes the start of the Exercise Period.

1B.          Exercise Procedure.

(i)            This Warrant shall be deemed to have been exercised when the Company has received all of the following items (the “Exercise Time”):

(a)           a completed Exercise Agreement, as described in Section 1C below, executed by the Holder exercising all or part of the purchase rights represented by this Warrant;

(b)           this Warrant; and

(c)           a check payable to the Company in an amount equal to the product of the Exercise Price multiplied by the amount of Warrant Equity being purchased upon such exercise.

(ii)           Certificates for units of Warrant Equity purchased upon exercise of this Warrant shall be delivered by the Company to the Holder within 5 Business Days after the date of the Exercise Time.  Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within such 5-Business Day period, deliver such new Warrant to the Holder.

(iii)          The Warrant Equity issuable upon the exercise of this Warrant shall be deemed to have been issued to the Holder at the Exercise Time, and the Holder shall be deemed for all purposes to have become the record holder of such Warrant Equity at the Exercise Time.

(iv)          The issuance of certificates for Warrant Equity upon exercise of this Warrant shall be made without charge to the Holder for any issuance Tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of Warrant Equity.  Each unit of Warrant Equity issuable upon exercise of this Warrant shall, upon payment of the Exercise Price therefor, be fully paid and nonassessable and free from all Taxes and Liens.

(v)           The Company shall not close its books against the transfer of this Warrant or of any amount of Underlying Warrant Equity in any manner which interferes with the timely exercise of this Warrant.  If applicable, the Company shall from time to time take all such action as may be necessary to assure that the par value per unit of the unissued Warrant Equity acquirable upon exercise of this Warrant is at all times equal to or less than the sum of the Exercise Price then in effect and the per unit price paid for this Warrant.

(vi)          The Company shall assist and cooperate with any Holder required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).

(vii)         Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a sale of the Company, the exercise of any portion of this Warrant may, at the election of the holder hereof, be conditioned upon the sale of the Company, in which case such exercise shall not be deemed to be effective until the consummation of such transaction.

(viii)        The Company shall at all times reserve and keep available out of its authorized but unissued units of Warrant Equity solely for the purpose of issuance upon the exercise of this Warrant, such amount of Warrant Equity issuable upon the exercise of this Warrant.  The Company shall take all such actions as may be necessary to assure that all such units of Warrant Equity may be so issued without violation of any applicable law or governmental regulation or any requirements of any securities exchange upon which units of Warrant Equity may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each issuance).  The Company shall not take any action which would cause the amount of authorized but unissued unites of Warrant Equity to be less than the amount of such units required to be reserved hereunder for issuance upon exercise of this Warrant.

1C.          Exercise Agreement.  Upon any exercise of this Warrant, the Exercise Agreement shall be substantially in the form set forth in Exhibit I hereto.  Such Exercise Agreement shall be dated the actual date of execution thereof.

1D.          Effect of Exercise.  Upon exercise of this Warrant, the Company shall stamp “EXERCISED” on the face of this Warrant and return the original Warrant to the Holder, it being understood that all of the Holders’ and the Company’s rights and obligations under this Warrant shall survive the exercise hereof.

Section 2.              Adjustment of Exercise Price and Number of Units.  In order to prevent dilution of the rights granted under this Warrant, the Exercise Price shall be subject to adjustment from time to time as provided in this Section, and the amount of Warrant Equity obtainable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section.

2A.          Adjustment of Exercise Price and Amount of Warrant Equity.

(i)            The initial Exercise Price shall be $1.00 per unit of Warrant Equity.

(ii)           If and whenever on or after the Date of Issuance, the Company issues or sells, or in accordance with this Section is deemed to have issued or sold, any units of Warrant Equity for a consideration per unit less than $1,800 (as such amount is proportionately adjusted for splits, combinations, distributions and recapitalizations affecting the Warrant Equity after the original date of issuance of this Warrant, the “Base Price”), then immediately upon such issue or sale the Exercise Price shall be reduced to the Exercise Price determined by multiplying the Exercise Price in effect immediately prior to such issue or sale (or deemed issue or sale) by a fraction, the numerator of which shall be the sum of (1) the amount of Warrant Equity Deemed Outstanding immediately prior to such issue or sale (or deemed issue or sale) multiplied by the Base Price as of the date of such issue or sale (or deemed issue or sale), plus (2) the consideration, if any, received by the Company upon such issue and sale (or deemed issue or sale), and the denominator of which shall be the product derived by multiplying the Base Price by the amount of Warrant Equity Deemed Outstanding immediately after such issue or sale (or deemed issue or sale).

(iii)          Upon each such adjustment of the Exercise Price hereunder, the amount of Warrant Equity acquirable upon exercise of this Warrant shall be adjusted to the amount of Warrant Equity determined by multiplying the Exercise Price in effect immediately prior to such adjustment by the amount of Warrant Equity acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

(iv)          No adjustment under this Section 2 shall be made in connection with the issuance of (i) up to 166 units of Warrant Equity to officers, directors or employees of the Company pursuant to equity incentive plans, (ii) any issuance of Warrant Equity pursuant to the terms of the warrants issued to C3 pursuant to the Senior Loan Agreement, (iii) any issuance of Warrant Equity pursuant to the terms of the warrants issued to Walco pursuant to the Junior Loan Agreement, (iv) any issuance of Warrant Equity pursuant to this Warrant, and (v) any issuance of Equity Interests pursuant to the exercise of preemptive rights granted to Messrs. John U. Bascom and E. Bert Hughes in Section 11 of the Shareholders Agreement; provided, that, the exclusion in this part (v) shall not be deemed to include the proposed issuance of Equity Interests by the Company to which such preemptive rights become exercisable.

2B.          Effect on Exercise Price of Certain Events.  For purposes of determining the adjusted Exercise Price and amount of Warrant Equity acquirable upon exercise of this Warrant under this Section, the following shall be applicable:

(i)            Issuance of Rights or Options.  If the Company in any manner grants or sells any Options and the price per unit for which Warrant Equity is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Base Price determined immediately prior to such granting or sale, then immediately upon such issue or sale in effect immediately prior to the time of the granting or sale of such Options, then the total maximum amount of Warrant Equity issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options, shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per unit.  For purposes of this paragraph, the “price per unit for which Warrant Equity is issuable upon exercise of such Options, or upon conversion or exchange of such Convertible Securities” is determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum amount of Warrant Equity issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options.  No adjustment under this Section shall be made upon the actual issuance of such Warrant Equity or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Warrant Equity upon conversion or exchange of such Convertible Securities.

(ii)           Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the price per unit for which Warrant Equity is issuable upon conversion or exchange thereof is less than the Base Price determined immediately prior to such issuance or sale, then the maximum amount of Warrant Equity issuable upon conversion or exchange of all such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per unit.  For the purposes of this paragraph, the “price per unit for which Warrant Equity is issuable upon conversion or exchange thereof” is determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum amount of Warrant Equity issuable upon the conversion or exchange of all such Convertible Securities.  No adjustment under this Section shall be made upon the actual issuance of such Warrant Equity upon conversion or exchange of such Convertible Securities, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Exercise Price had been or are to be made pursuant to other provisions of this Section, no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

(iii)          Change in Option Price or Warrant Rate.  If the purchase price provided for in any Option, the additional consideration (if any) payable upon the issuance, conversion or exchange of any Convertible Security, or the rate at which any Convertible Security is convertible into or exchangeable for Warrant Equity changes at any time, the Exercise Price in effect at the time of such change shall be adjusted immediately to the Exercise Price which would have been in effect at such time had such Option or Convertible Security originally provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold and the amount of Warrant Equity shall be correspondingly adjusted; provided, that if such adjustment of the Exercise Price would result in an increase in the Exercise Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given to all Holders.  For purposes of this Section, if the terms of any Option or Convertible Security which was outstanding as of the Date of Issuance are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Warrant Equity deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided, that no such change shall at any time cause the Exercise Price to be increased.

(iv)          Treatment of Expired Options and Unexercised Convertible Securities.  Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities without the exercise of such Option or right, the Exercise Price then in effect and the amount of Warrant Equity acquirable hereunder shall be adjusted immediately to the Exercise Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided, that if such expiration or termination would result in an increase in the Exercise Price then in effect, such increase shall not be

effective until 30 days after written notice thereof has been given to all Holders.   For purposes of this Section, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of this Warrant shall not cause the Exercise Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of this Warrant.

(v)           Calculation of Consideration Received.  If any Warrant Equity, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor.  In case any Warrant Equity, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the Market Price thereof as of the date of receipt.  In case any Warrant Equity, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Warrant Equity, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash and securities shall be determined jointly by the Company and the Majority Warrant Holders.  If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Majority Warrant Holders.  The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Company.

(vi)          Integrated Transactions.  In case any Option or Convertible Security is issued in connection with the issue or sale of other Equity Interests of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options or Convertible Securities by the parties thereto, the Options and Convertible Securities shall be deemed to have been issued without consideration.

(vii)         Treasury Units.  The amount of Warrant Equity outstanding at any given time does not include units owned or held by or for the account of the Company or any of its Subsidiaries, and the disposition of any units so owned or held shall be considered an issue or sale of Warrant Equity.

(viii)        Record Date.  If the Company takes a record of the holders of Warrant Equity for the purpose of entitling them (A) to receive a Dividend payable in Warrant Equity, Options or in Convertible Securities or (B) to subscribe for or purchase Warrant Equity, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the units of Warrant Equity deemed to have been issued or sold upon the declaration of such Dividend or the making thereof or the date of the granting of such right of subscription or purchase, as the case may be.

2C.          Subdivision or Combination of Warrant Equity.  If the Company at any time subdivides (by any unit split, Dividend or otherwise) Warrant Equity into a greater amount of units, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the amount of Warrant Equity obtainable upon exercise of this Warrant shall be proportionately increased, and if the Company at any time combines (by reverse unit split or otherwise) Warrant Equity into a smaller amount of units, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the amount of Warrant Equity obtainable upon exercise of this Warrant shall be proportionately decreased.

2D.          Reorganization, Reclassification, Consolidation, Merger or Sale.  Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, which in each case is effected in such a manner that holders of Warrant Equity are entitled to receive (either directly or upon subsequent liquidation) Equity Interests or assets with respect to or in exchange for Warrant Equity is referred to herein as an “Organic Change.”  Prior to the consummation of any Organic Change, the Company shall make lawful and adequate provision to insure that the Holder shall thereafter have the right to acquire and receive, in lieu of or addition to (as the case may be) Warrant Equity immediately theretofore acquirable and receivable upon the exercise of this Warrant, such Equity Interests or assets as may be issued or payable with respect to or in exchange for the amount of Warrant Equity immediately theretofore acquirable and receivable upon exercise of this Warrant had such Organic Change not taken place.  In any such case, appropriate provision shall be made with respect to the Holder’s rights and interests to insure that all of the provisions of this Warrant shall thereafter continue to be applicable in relation to any Equity Interests or assets thereafter deliverable upon the exercise of the Warrants (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Exercise Price to the value for the Warrant Equity reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the amount of Warrant Equity acquirable and receivable upon exercise of the Warrants, if the value so reflected is less than the Base Price in effect immediately prior to such consolidation, merger or sale). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument, the obligation to deliver to the Holder such Equity Interests or assets as, in accordance with the foregoing provisions, the Holder may be entitled to acquire.

2E.           Certain Events.  If any event occurs of the type contemplated by the provisions of this Section but not expressly provided for by such provisions (including, without limitation, the granting of equity appreciation rights, phantom equity rights or other rights with equity features), then the Company’s board of directors shall make an appropriate adjustment in the Exercise Price and the amount of Warrant Equity obtainable upon exercise of this Warrant so as to protect the rights of the Holder; provided, that no such adjustment shall increase the Exercise Price as otherwise determined pursuant to this Section or decrease the amount of Warrant Equity issuable upon exercise of this Warrant.

2F.           No Avoidance.  In the event the Company shall enter into any transaction for the purpose of avoiding the provisions of this Section, the benefits provided by such provisions shall nevertheless apply and be preserved.

2G.          Notices.

(i)            Immediately upon any adjustment of the Exercise Price and the amount of Warrant Equity obtainable upon exercise of this Warrant, the Company shall send written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii)           The Company shall send written notice to the Holder at least 20 days prior to the date on which the Company closes its books or takes a record (A) with respect to any Dividend upon the Warrant Equity, (B) with respect to any offer to holders of Warrant Equity or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(iii)          The Company shall also give at least 20 days prior written notice of the date on which any Organic Change, dissolution or liquidation shall take place.

Section 3.              Liquidating Dividends.  If the Company declares or makes a Dividend upon the Warrant Equity, except for a Dividend payable in Warrant Equity (a “Liquidating Dividend”), then the Company shall pay to the Holder at the time of payment thereof the Liquidating Dividend which would have been paid to the Holder on the Warrant Equity had this Warrant been fully converted immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Warrant Equity entitled to such Dividends are to be determined.

Section 4.              No Preemptive Rights.  The Holder of this Warrant does not have any preemptive rights or similar right with respect to any issuance of Equity Interests by the Company.

Section 5.              No Adjustment of Number of Units of Outstanding Warrant Equity.  In connection with any adjustment pursuant to Section 2 which would have the effect of increasing the amount of Warrant Equity which would be issuable upon exercise of this Warrant (assuming for this purpose that no portion of this Warrant had been exercised), the Company shall not make any adjustment to the amount of Warrant Equity previously obtained upon any exercise of this Warrant.

Section 6.              Put Arrangement.

6A.          Put Right.  Subject to the provisions of Section 6E and 6F, the Holder of Underlying Warrant Equity shall have the right to put all, but not less than all, of the Underlying Warrant Equity then held by the Holder (“Warrant Put”) at the Put Price by delivering a written notice (the “Put Notice”) to the Company.

6B.          Determination of Put Price.  Upon the delivery of the Put Notice, the Company and the Holder shall promptly (and in any event within 10 Business Days after the delivery date or the Put Notice) meet for the purpose of calculating the Put Price.  The Company will be obligated to purchase all the Holder’s Underlying Warrant Equity at a mutually agreeable time and place which will in no event be later than 90 days after the date of the delivery of the Put Notice (the “Put Closing”).

6C.          Put Closing.  At any Put Closing, the Holder shall deliver to the Company certificates representing the Underlying Warrant Equity held by the Holder and the Company shall deliver to the Holder the product of (i) the Put Price multiplied by (ii) the number of units of the Holder’s Underlying Warrant Equity by cashier’s or certified check or wire transfer of immediately available funds payable to such holder.  The Company will undertake Diligent Efforts (as defined below) during the 120-day period immediately following the delivery date of the Put Notice to finance the payment of the aggregate Put Price in accordance with this Section so that the aggregate Put Price for all of the Holder’s Underlying Warrant Equity may be paid in full in cash, but only to the extent such financing can be obtained on commercially reasonable terms.  Such diligent efforts (“Diligent Efforts”) shall include, but shall not be limited to, pursuing private or public offerings of equity or debt securities, restructuring of any Borrower’s debt and other recapitalizations.  In the event that, notwithstanding such Diligent Efforts, the Company is unable to purchase all of the Holder’s Underlying Warrant Equity at the Put Closing in cash within such 120-day period, the Company will at the Put Closing pay the maximum portion of the aggregate Put Price for all of the Holder’s Underlying Warrant Equity which it is legally able to pay in cash and pay the remaining portion of the aggregate Put Price for such other Underlying Warrant Equity which it is not able to pay in cash by issuing to the Holder a promissory note (the “Put Notes”) accruing interest at an annual rate equal to 13% per annum (payable monthly) and payable on demand; provided, however, that such Put Notes shall be subordinate in right of payment to all indebtedness of the Company to its secured lenders, on substantially the same terms and conditions as set forth in the Subordination Agreement with respect to the Unsecured Subordinated Note.  After the Put Closing, the Company will continuously undertake Diligent Efforts to arrange debt and/or equity financing in order to retire Put Notes for cash and will provide to the Holder of such Put Notes any information regarding the Company’s efforts to obtain such financing as is reasonably requested by the Holder of Put Notes.

6D.          Legal Prohibitions.  The Company shall not be required to pay cash or property to repurchase Underlying Warrant Equity to the extent the sole reason for not doing so is that it is prohibited from doing so under applicable law due to a lack of surplus; provided, that the Company will take all reasonable steps necessary to make such payments under this Section, including without limitation reducing its capital and/or increasing its net assets (by re-appraisal or otherwise).  The Company shall deliver an Officer’s Certificate to the holder that specifies the provision of law on account of which the Company is so precluded from making such payment and the action that the Company is taking to remedy the same.

6E.           Recission of Put Notice.  Notwithstanding anything contained herein to the contrary, if the Company is not able to pay the aggregate Put Price for all of the Holder’s Underlying Warrant Equity in full in cash within 120 days after the delivery of a Put Notice, the Holder may rescind the exercise of the Warrant Put by delivering written notice to the Company within 30 days after the Company notifies the Holder that it will be unable to pay the aggregate Put Price in full in cash.  If the Company fails to satisfy its obligations pursuant to this Section the Holder may pursue any and all rights and remedies at law or in equity.

6F.           Covenant Required to Exercise Put Option.  Notwithstanding anything contained herein to the contrary, the Holder may not exercise the Put Option without the consent of Commerce, so long as the Company has a loan outstanding that is guaranteed by the Small Business Administration (the “SBA”) under its § 7A program.

Section 7.              Call Arrangement for Underlying Warrant Equity.

7A.          Call Right.  At any time after the fifth anniversary of the Date of Issuance, subject to Section 7D, the Company will have the right to purchase on one occasion only (the “Warrant Call”) all, but not less than all, of the Underlying Warrant Equity then held by the Holder at the Call Price by giving written notice thereof (the “Call Notice”) to the Holder of the Underlying Warrant Equity; provided, however, that the Company may exercise the Warrant Call once and only once (and any delivery of a Call Notice hereunder will be deemed to be an exercise of the Call).  The Call Notice shall state the time and place at which the Company will repurchase the Holder’s Underlying Warrant Equity (which shall in no event be later than 90 days following delivery of the Call Notice) (the “Call Closing”).

7B.          Determination of Call Price.  Upon delivery of the Call Notice, the Company and the Holder shall promptly (and in any event within 10 days after the delivery of the Call Notice) meet for the purpose of calculating the Call Price.  Promptly upon determination of the Call Price and in no event less than 15 days prior to the date of the Call Closing, the Company will notify the Holder of the Underlying Warrant Equity of the Call Price.

7C.          Call Closing.  At the Call Closing the Company will be obligated to purchase all of the Holder’s Underlying Warrant Equity.  At the Call Closing the Holder of the Underlying Warrant Equity shall deliver to the Company certificates representing units of Underlying Warrant Equity or the Warrant held by the Holder, as applicable, and the Company shall deliver to the Holder the product of (x) the Call Price multiplied by (y) the number of units of Underlying Warrant Equity subject to the Call Notice by cashier’s or certified check payable to the Holder or by wire transfer of immediately available funds to an account designated by the Holder. In the event that the Company is unable or fails for any reason, to consummate the purchase of all of the Holder’s Underlying Warrant Equity for cash on the terms and within the time periods set forth herein, the Company’s Call rights under this Section will automatically terminate.

7D.          Required Consents.  As long as either the Senior Subordinated Debt or the Junior Subordinated Debt is outstanding, the Company may not exercise the Warrant Call without the written consent of C3 and/or Walco, respectively.

Section 8.              Definitions.  The following terms have meanings set forth below:

“Affiliate” of any particular party means:  (i) any other party which directly or indirectly, controls or is controlling by or is under common control with such party and (ii) any officer, director, manager, managing partner or member of such party or any other party holding a similar position with respect to such party.  A party shall be deemed to be “controlled by” any other party if such other party possesses, directly or indirectly, power to vote 50% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managers or managing partners or power to direct or cause the direction of the management and policies of such party whether by contract or otherwise.

“C3” means C3 Capital Partners, L.P., a Delaware limited partnership, and its successors.

“Call Price” means, with respect to any unit of Underlying Warrant Equity, 5 times the Company’s Weighted Average EBITDA, divided by the sum of the total amount of Warrant Equity outstanding as of the delivery date of the Call Notice for which the determination of the Call Price is being made plus the amount of Warrant Equity issuable upon exercise or conversion of any Options or Convertible Securities as of such date, in each case calculated as of such date. The expenses of determining the Call Price at any time shall be borne by the Company.

“Commerce” means Commerce Bank, N.A., a national bank, and its successors.

“Common Equity” means, collectively, the Company’s common stock, par value $1.00 per share, and any equity securities of any class or series of the Company hereafter authorized or otherwise created that is not limited to a fixed sum or percentage of par or stated value in respect of the rights of the holders thereof to participate in Dividends.

“Convertible Securities” of a Person means any securities (directly or indirectly) convertible into or exchangeable for any Equity Interest of such Person, including, without limitation, all warrants, options and other rights to acquire any Equity Interests of such Person.

“Dividend” means any distribution by a Person with respect to its Equity Interests whether in cash, securities (including common and preferred equity) or other property, including, without limitation, distributions upon any liquidation, dissolution or winding up of such Person.

“EBITDA” with respect to any computation period, means the consolidated net income of the Company and its Subsidiaries for such computation period, as determined in accordance with GAAP; provided, that to the extent consistent with GAAP, all accounting principles (including all practices and valuation and estimation methodologies) historically used by the Company and its Subsidiaries, shall be used in connection with the determination of EBITDA, plus, to the extent deducted in the determining such consolidated net income, (x) the amount of foreign, federal, state and local income and franchise Taxes and other Taxes of the Company and its Subsidiaries for such fiscal year, (y) the amount of interest expense for Indebtedness for such computation period and (z) the amount of depreciation, amortization and similar non-cash charges for such computation period; EBITDA shall exclude (i) gains or losses from asset sales outside of the ordinary course of business, (ii) transition or severance costs, if any, incurred in connection with the transactions contemplated in the Acquisition Agreement or (iii) other non-recurring items (but shall include insurance proceeds for business interruption).

“Equity Interests” means all of the equity or other ownership interests in a Person (including, without limitation, Convertible Securities and other rights containing phantom or other equity participation features).

“Junior Loan Agreement” means the Securities Purchase Agreement, dated March 4, 2004, between the Company and Walco.

“Junior Subordinated Debt” shall mean the $1,000,000 junior subordinated note, dated March 4, 2004, issued by the Company to Walco, as amended or modified from time to time, including any successor to or replacement of such note.

“Market Price” of any Equity Interest means the average of the closing prices of such Equity Interest’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such Equity Interest is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such Equity Interest is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive Business Days prior to such day.  If at any time such Equity Interest is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Company and the Holder.  If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Holder reasonably skilled in valuing securities of this type. The determination of the “Market Price” of Warrant Equity or Underlying Warrant Equity (as applicable) pursuant to Section 2 shall be made assuming that the Company is a going concern and such sale is made between a willing buyer and a willing seller and taking into account all relevant factors determinative of value without regard to any discount for any lack of liquidity attributable to a lack of a public market for such security, any block discount or discount attributable to the size of any Person’s holdings of such security or any minority interest or any voting rights thereof or lack thereof. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Company.

“Options” means any right or options to subscribe for the purchase of Warrant Equity or Convertible Securities.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a  joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and any other entity.

“Put Price” means, with respect to any unit of Underlying Warrant Equity, 4 times the Company’s Weighted Average EBITDA, divided by the sum of the total amount of Warrant Equity outstanding as of the delivery date of the Put Notice for which the determination of the Put Price is being made plus the amount of Warrant Equity issuable upon exercise or conversion of any Options or Convertible Securities as of such date, in each case calculated as of such date.  The expenses of determining the Put Price at any time shall be borne by the Company.

“Senior Loan Agreement” means the Securities Purchase Agreement, dated March 4, 2004, between the Company and C3.

“Senior Subordinated Debt” shall mean the $1,300,000 senior subordinated note, dated March 4, 2004, issued by the Company to C3, as amended or modified from time to time, including any successor to or replacement of such note.

“Shareholders Agreement” means the Shareholders Agreement, dated March 4, 2004, among the Company, the Shareholders, C3 and Walco.

“Subordination Agreement” means the Subordination Agreement, dated March 4, 2004, by and among Commerce, C3, Walco, the Purchaser and the Company.

“Underlying Warrant Equity” means (i) the Warrant Equity issued or issuable upon exercise of the Warrants and (ii) any Equity Interests issued or issuable with respect to the securities referred to in clause (i) by way of Dividend or equity split or in connection with a combination of units, recapitalization, merger, consolidation or other reorganization.  For purposes hereof, any Person who holds this Warrant shall be deemed to be the holder of the Underlying Warrant Equity obtainable upon exercise of this Warrant in connection with the transfer thereof or otherwise regardless of any restriction or limitation on the exercise of this Warrant, such Underlying Warrant Equity shall be deemed to be in existence, and such Person shall be entitled to exercise the rights of a holder of Underlying Warrant Equity hereunder.  As to any particular units of Underlying Warrant Equity, such units shall cease to be Underlying Warrant Equity when they have been repurchased by the Company.

“Unsecured Subordinated Note” shall mean the $350,000 unsecured subordinated note, dated March 4, 2004, issued by the Company to the Purchaser.

“Walco” means Walco International, Inc., a California corporation, and its successors.

“Warrant Equity” means units of the Company’s authorized but unissued Common Equity; provided, that if there is a change such that the Equity Interests issuable upon exercise of the Warrants are issued by a Person other than the Company or there is a change in the class of Equity Interests so issuable, then the term “Warrant Equity” shall mean the smallest unit in which such Equity Interest is issuable.

“Warrant Equity Deemed Outstanding” means, at any given time, the amount of Warrant Equity actually outstanding at such time, plus the amount of Warrant Equity deemed to be outstanding pursuant to Sections 2B(i) and 2B(ii), regardless of whether or not the Options and Convertible Securities are actually exercisable at such time, but excluding any Warrant Equity issuable upon the exercise of the Warrant.

“Weighted Average EBITDA” means the weighted average EBITDA for the 36 months prior to the month in which the Call Notice or the a Put Notice is delivered (“Month of Exercise”) calculated as (x) the sum of (A) 3 times the EBITDA for months 25-36 preceding the Month of Exercise, (B) 4 times the EBITDA for months 13-24 preceding the Month of Exercise, and (C) 5 times the EBITDA for months 1-12 preceding the Month of Exercise, divided by (y) 12.

“Working Capital” means current assets, including cash, receivables, and inventory less current liabilities (excluding the current portion of third party debt), including payables and accruals.

Section 9.              No Voting Rights; Limitations of Liability.  This Warrant shall not entitle the holder hereof to any voting rights or other rights as an equityholder of the Company.

No provision hereof, in the absence of affirmative action by the Holder to purchase Warrant Equity, and no enumeration herein of the rights or privileges of the Holder shall give rise to any liability of such holder for the Exercise Price for Underlying Warrant Equity or as an equityholder of the Company.

Section 10.            Warrant Not Transferable.  This Warrant and all rights hereunder are not transferable, in whole or in part, by the Holder, provided, however, that with prior notice to the Company, the Holder may transfer the Warrant, in whole but not in part, to an Affiliate of the Holder.

Section 11.            Warrant Not Exchangeable for Different Denominations.  Because this Warrant is not transferable, this Warrant is not exchangeable for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, provided, however, that if the Holder transfers the Warrant to an Affiliate as provided by Section 10, then upon surrender of this Warrant a new Warrant will be issued in the name of such Affiliate (with the Date of Issuance unchanged).

Section 12.            Replacement.  Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of the certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver, in lieu thereof, a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 13.            Notices.  Except as otherwise expressly provided herein, all notices referred to in this Warrant shall be in writing and shall be delivered personally, sent by reputable overnight courier service (charges prepaid) or sent by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so delivered, sent or deposited in the U.S. Mail (i) to the Company, at its principal executive offices and (ii) to the Holder, at the Holder’s address as it appears in the records of the Company (unless otherwise indicated by the Holder).

Section 14.            Amendment and Waiver.  Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

Section 15.            Governing Law.  This Warrant shall be governed and construed in accordance with the laws of the State of Missouri, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri.

Section 16.            Survival.  The provisions of this Warrant which by their nature survive the expiration, termination, cancellation or exercise of the rights granted herein shall survive in accordance with their terms.

Section 17.            Construction. The Company and the Purchaser have participated jointly in the negotiation and drafting of this Warrant.  In the event an ambiguity or question of intent or interpretation arises, this Warrant shall be construed as if drafted jointly by the Company and the Purchaser, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Warrant.

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IN WITNESS WHEREOF, the Company has executed and delivered this Warrant on the date first written above.

SPARHAWK LABORATORIES, INC.

By:	\s\ E. Bert Hughes
	Name:	E. Bert Hughes
	Title:	President

Execution Copy

EXHIBIT I

EXERCISE AGREEMENT

To:	Dated: ,

The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. W-            ), hereby agrees to subscribe for the purchase of                  units of the Warrant Equity covered by such Warrant and makes payment herewith in full therefor at the price per unit provided by such Warrant:

Signature

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